Exhibit 99.1

eBay Inc. Reports Second Quarter 2018 Results

•	Revenue of $2.6 billion

•	GAAP and Non-GAAP EPS per diluted share of $0.64 and $0.53, respectively, on a continuing operations basis

•	Repurchased approximately $1.0 billion of common stock

San Jose, California, July 18, 2018 - eBay Inc. (NASDAQ: EBAY), a global commerce leader, delivered revenue for the quarter ended June 30, 2018 of $2.6 billion, increasing 9% on an as-reported basis and 6% on a foreign exchange (FX) neutral basis, primarily driven by gross merchandise volume (GMV) of $23.6 billion, up 10% on an as-reported basis and 7% on an FX-Neutral basis.

During the quarter, eBay delivered GAAP net income from continuing operations of $638 million, or $0.64 per diluted share and Non-GAAP net income from continuing operations of $533 million, or $0.53 per diluted share. The company generated $372 million of operating cash flow and $188 million of free cash flow from continuing operations while also repurchasing approximately $1.0 billion of its common stock in the quarter.

"In Q2 we continued to execute our strategy, making improvements to the core eBay experience. At the same time, we pursued significant opportunities in advertising and payments,” said Devin Wenig, President and CEO of eBay Inc. "As we look ahead to the second half of 2018, we expect acceleration in our core business and continued strong growth in earnings."

In the second quarter, eBay grew active buyers by 4% across its platforms, for a total of 175 million global active buyers. Underlying total eBay Inc. performance, the Marketplace platforms delivered $2.1 billion of revenue and $22.6 billion of GMV. Marketplace revenue growth was 9% on an as-reported basis and 6% on an FX-Neutral basis, and GMV was up 11% on an as-reported basis and 7% on an FX-Neutral basis. StubHub drove revenue of $246 million, up 4% on an as-reported basis and 3% on an FX-Neutral basis, and GMV of $1.1 billion, up 5% on both an as-reported and FX-Neutral basis. Classifieds platforms delivered revenue of $259 million, up 18% on an as-reported basis and 10% on an FX-Neutral basis.

eBay continues to make it easier to buy and sell on its platform. During the quarter, the company launched Interests, a new feature that tailors consumers’ shopping experience based on their passions, hobbies and style. Shoppers select what they’re interested in, and the new feature transforms their homepage with themes and items chosen just for them. To ensure that customers have access to the best deals, eBay introduced Best Price Guarantee, offering US shoppers 110% of the price difference if they find an item for less on a competitor’s website. The company rolled out a number of competitive initiatives in Australia, including eBay Plus, eBay's membership shopping program that gives members in Australia free delivery and returns on 15 million products, and Guaranteed Delivery, which provides the ability to search and filter items by delivery speed. For sellers, eBay released an update to simplified selling on its Android and iOS native apps, which allows items to be listed on eBay within seconds and makes selling even easier.

The company also announced its intent to sell its holdings in Flipkart, which will represent gross proceeds of approximately $1.1 billion. Following the close of the transaction, eBay will end its current strategic relationship with Flipkart. The company plans to relaunch eBay India with a differentiated offer to focus initially on the cross-border trade opportunity. In Q2, eBay also completed its acquisition of Giosis’ Japan business, including the Qoo10.jp platform, which expands its footprint in Japan.

Second Quarter Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter
	2018	2017	Change
eBay Inc.
Net revenues	$2,640	$2,419	$221	9%
GAAP - Continuing Operations
Income from continuing operations	$638	$29	$609	**
Earnings per diluted share from continuing operations	$0.64	$0.03	$0.61	**
Non-GAAP - Continuing Operations
Net income	$533	$495	$38	7%
Earnings per diluted share	$0.53	$0.45	$0.08	17%
**Not meaningful

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin decreased to 15.4% for the second quarter of 2018, compared to 19.8% for the same period last year. Non-GAAP operating margin decreased to 25.2% in the second quarter of 2018, compared to 26.4% for the same period last year.

•
Taxes — The GAAP effective tax rate for continuing operations for the second quarter of 2018 was 9.7%, compared to 93.6% for the second quarter of 2017. The non-GAAP effective tax rate for continuing operations for the second quarter of 2018 was 13.3%, compared to 19.9% for the second quarter of 2017.

•	Cash flow — The company generated $372 million of operating cash flow from continuing operations and $188 million of free cash flow from continuing operations during the second quarter of 2018.

•
Stock repurchase program — The company repurchased approximately $1.0 billion of its common stock, or 26 million shares, in the second quarter of 2018. The company's total repurchase authorization remaining as of June 30, 2018 was $5.7 billion.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $8.6 billion as of June 30, 2018.

Business Outlook

•
Third quarter 2018 — The company expects net revenue between $2.64 billion and $2.69 billion, representing Organic FX-Neutral growth of 5% - 7%, with GAAP earnings per diluted share from continuing operations in the range of $0.37 - $0.41 and non-GAAP earnings per diluted share from continuing operations in the range of $0.54 - $0.56.

•
Full year 2018 — The company now expects net revenue between $10.75 billion and $10.85 billion, representing Organic FX-Neutral growth of 6% - 7%, with GAAP earnings per diluted share from continuing operations in the range of $1.91 - $2.01 and non-GAAP earnings per diluted share from continuing operations in the range of $2.28 - $2.32.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss second quarter 2018 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (NASDAQ: EBAY) is a global commerce leader including the Marketplace, StubHub and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity through Connected Commerce. Founded in 1995 in San Jose, Calif., eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2017, eBay enabled $88 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

New Accounting Standard
Prior period information has been recast to reflect Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, which eBay adopted on January 1, 2018.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including expected financial results for the third quarter and full year 2018 and the future growth in its business. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, any regional or general economic downturn or crisis and any conditions that affect ecommerce growth or cross-border trade; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation or management of operating cash; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. All information in this release is as of July 18, 2018. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Selim Freiha	ir@ebay.com
Media Relations Contact:	Abby Smith	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2018	December 31, 2017
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$1,619	$2,120
Short-term investments	2,388	3,743
Accounts receivable, net	745	696
Other current assets	1,432	1,185
Total current assets	6,184	7,744
Long-term investments	5,418	6,331
Property and equipment, net	1,576	1,597
Goodwill	5,199	4,773
Intangible assets, net	123	69
Deferred tax assets	5,052	5,199
Other assets	436	273
Total assets	$23,988	$25,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$3	$781
Accounts payable	253	330
Accrued expenses and other current liabilities	2,117	2,134
Deferred revenue	151	137
Income taxes payable	84	177
Total current liabilities	2,608	3,559
Deferred tax liabilities	3,290	3,424
Long-term debt	9,201	9,234
Other liabilities	1,743	1,720
Total liabilities	16,842	17,937

Total stockholders' equity	7,146	8,049
Total liabilities and stockholders' equity	$23,988	$25,986

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions, except per share amounts)
Net revenues	$2,640	$2,419	$5,220	$4,722
Cost of net revenues (1)	597	560	1,156	1,074
Gross profit	2,043	1,859	4,064	3,648
Operating expenses:
Sales and marketing (1)	838	727	1,594	1,375
Product development (1)	352	313	686	591
General and administrative (1)	368	267	638	512
Provision for transaction losses	66	63	138	125
Amortization of acquired intangible assets	13	9	23	18
Total operating expenses	1,637	1,379	3,079	2,621
Income from operations	406	480	985	1,027
Interest and other, net	301	(18)	269	(7)
Income from continuing operations before income taxes	707	462	1,254	1,020
Income tax benefit (provision)	(69)	(433)	(209)	44
Income from continuing operations	$638	$29	$1,045	$1,064
Income from discontinued operations, net of income taxes	4	—	4	—
Net income	$642	$29	$1,049	$1,064

Income per share - basic:
Continuing operations	$0.64	$0.03	$1.04	$0.99
Discontinued operations	—	—	—	—
Net income per share - basic	$0.64	$0.03	$1.04	$0.99

Income per share - diluted:
Continuing operations	$0.64	$0.03	$1.03	$0.97
Discontinued operations	—	—	—	—
Net income per share - diluted	$0.64	$0.03	$1.03	$0.97

Weighted average shares:
Basic	992	1,076	1,001	1,080
Diluted	1,004	1,091	1,016	1,097

(1) Includes stock-based compensation as follows:
Cost of net revenues	$16	$15	$29	$26
Sales and marketing	31	28	56	49
Product development	58	50	103	86
General and administrative	46	44	83	77
	$151	$137	$271	$238

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions)
Cash flows from operating activities:
Net income	$642	$29	$1,049	$1,064
Income from discontinued operations, net of income taxes	(4)	—	(4)	—
Adjustments:
Provision for transaction losses	66	63	138	125
Depreciation and amortization	170	168	349	331
Stock-based compensation	151	137	271	238
(Gain) Loss on investments, net	(263)	(2)	(260)	(28)
Deferred income taxes	12	443	(17)	(122)
Change in fair value of warrant	(106)	—	(106)	—
Changes in assets and liabilities, and other, net of acquisition effects	(296)	(139)	(553)	(327)
Net cash provided by operating activities	372	699	867	1,281
Cash flows from investing activities:
Purchases of property and equipment	(184)	(182)	(342)	(317)
Purchases of investments	(5,571)	(4,853)	(10,365)	(7,603)
Maturities and sales of investments	5,905	3,045	12,555	5,815
Acquisitions, net of cash acquired	(302)	(20)	(302)	(20)
Other	1	—	1	1
Net cash provided by (used in) investing activities	(151)	(2,010)	1,547	(2,124)
Cash flows from financing activities:
Proceeds from issuance of common stock	58	51	67	62
Repurchases of common stock	(991)	(507)	(2,000)	(917)
Tax withholdings related to net share settlements of restricted stock units and awards	(93)	(101)	(153)	(130)
Proceeds from issuance of long-term debt, net	—	2,484	—	2,484
Repayment of debt	—	—	(750)	—
Other	(16)	5	(31)	15
Net cash provided by (used in) financing activities	(1,042)	1,932	(2,867)	1,514
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(89)	37	(51)	151
Net increase (decrease) in cash, cash equivalents and restricted cash	(910)	658	(504)	822
Cash, cash equivalents and restricted cash at beginning of period	2,546	1,999	2,140	1,835
Cash, cash equivalents and restricted cash at end of period	$1,636	$2,657	$1,636	$2,657

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(In millions, except percentages)
Net Revenues by Type:
Net transaction revenues:
Marketplace	$1,837	$1,792	$1,823	$1,698	$1,679
Current quarter vs prior year quarter	9%	11%	8%	8%	5%
Percent from international	62%	61%	62%	62%	61%
StubHub	240	231	306	270	229
Current quarter vs prior year quarter	5%	12%	12%	4%	1%
Percent from international	10%	8%	6%	4%	5%
Total net transaction revenues	2,077	2,023	2,129	1,968	1,908
Current quarter vs prior year quarter	9%	11%	9%	8%	4%
Percent from international	56%	55%	54%	54%	55%

Marketing services and other revenues:
Marketplace	298	310	333	293	283
Current quarter vs prior year quarter	6%	9%	6%	7%	2%
Percent from international	52%	50%	53%	52%	51%
Classifieds	259	246	244	235	219
Current quarter vs prior year quarter	18%	24%	21%	19%	6%
Percent from international	100%	100%	100%	100%	100%
StubHub, Corporate and other	6	1	1	2	9
Total marketing services and other revenues	563	557	578	530	511
Current quarter vs prior year quarter	10%	14%	11%	12%	6%
Percent from international	74%	72%	73%	73%	73%

Total net revenues	$2,640	$2,580	$2,707	$2,498	$2,419
Current quarter vs prior year quarter	9%	12%	9%	9%	5%

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(In millions, except percentages)
Active Buyers (1)	175	171	170	168	167
Current quarter vs prior year quarter	4%	4%	5%	5%	5%

Gross Merchandise Volume (2)
Marketplace	$22,569	$22,547	$22,993	$20,518	$20,392
Current quarter vs prior year quarter	11%	13%	9%	9%	3%
StubHub	$1,060	$1,044	$1,432	$1,162	$1,009
Current quarter vs prior year quarter	5%	14%	16%	2%	(5)%
Total GMV	$23,629	$23,591	$24,425	$21,680	$21,401
Current quarter vs prior year quarter	10%	13%	10%	8%	3%

(1)
All buyers who successfully closed a transaction on our Marketplace and StubHub platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account. Q2'18 year-over-year growth rate is on a pro-forma basis, which includes Giosis' Japan business active buyers in both current and prior year periods.

(2)
Total value of all successfully closed transactions between users on our Marketplace and StubHub platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platforms in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
September 30, 2018
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.64 - $2.69	$2.64 - $2.69
Diluted EPS from continuing operations	$0.37 - $0.41	$0.54 - $0.56

Twelve Months Ending
December 31, 2018
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$10.75 - $10.85	$10.75 - $10.85
Diluted EPS from continuing operations	$1.91 - $2.01	$2.28 - $2.32

(a) Estimated non-GAAP amounts above for the three months ending September 30, 2018 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $15 - $20 million and estimated stock-based compensation expense and associated employer payroll tax expense of approximately $130 - $140 million, as well as the related income tax impact. Estimated non-GAAP amounts above for the three months ending September 30, 2018, reflect adjustments that exclude tax impacts of the company's legal entity realignment, which are not reduced by the effects of the global minimum tax associated with the Tax Cuts and Jobs Act, of approximately $35 - $45 million.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2018 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $60 - $70 million and estimated stock-based compensation expense and associated employer payroll tax expense of approximately $550 - $570 million, as well as the related income tax impact. Estimated non-GAAP amounts above for the twelve months ending December 31, 2018, reflect adjustments that exclude tax impacts of the company's legal entity realignment, which are not reduced by the effects of the global minimum tax associated with the Tax Cuts and Jobs Act, of approximately $160 - $180 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with a service provider, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with a service provider, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions, except percentages)
GAAP operating income	$406	$480	$985	$1,027
Stock-based compensation expense and related employer payroll taxes	158	145	284	248
Amortization of acquired intangible assets within cost of net revenues	4	6	10	13
Amortization of acquired intangible assets within operating expenses	13	9	23	18
Other significant gains, losses or charges	84	(3)	84	(3)
Total non-GAAP operating income adjustments	259	157	401	276
Non-GAAP operating income	$665	$637	$1,386	$1,303
Non-GAAP operating margin	25.2%	26.4%	26.5%	27.6%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$707	$462	$1,254	$1,020
GAAP benefit (provision) for income taxes	(69)	(433)	(209)	44
GAAP net income from continuing operations	$638	$29	$1,045	$1,064
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	259	157	401	276
Gains or losses on investments	(246)	—	(246)	(16)
Change in fair market value of warrant	(106)	—	(106)	—
Tax effect of step-up of intangible assets basis	—	—	—	(695)
Foreign exchange effect of step-up of intangible assets basis	—	311	—	376
Tax effect of non-GAAP adjustments	(12)	(2)	(13)	28
Non-GAAP net income from continuing operations	$533	$495	$1,081	$1,033

Diluted net income from continuing operations per share:
GAAP	$0.64	$0.03	$1.03	$0.97
Non-GAAP	$0.53	$0.45	$1.06	$0.94
Shares used in GAAP and non-GAAP diluted net income (loss) per-share calculation	1,004	1,091	1,016	1,097

GAAP effective tax rate - Continuing operations	9.7%	93.6%	16.6%	(4.3)%
Tax effect of non-GAAP adjustments to net income from continuing operations	3.6%	(73.7)%	0.5%	23.6%
Non-GAAP effective tax rate - Continuing operations	13.3%	19.9%	17.1%	19.3%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions)
Net cash provided by continuing operating activities	$372	$699	$867	$1,281
Less: Purchases of property and equipment	(184)	(182)	(342)	(317)
Free cash flow from continuing operations	$188	$517	$525	$964

*Presented on a continuing operations basis